Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

In connection with the scheduled retirement of Christopher D. Myers (“Executive”) on March 15, 2020, pursuant to a Retirement and Consulting Agreement dated July 17, 2019, the Employment Agreement, dated September 12, 2018, by and among Citizens Business Bank (“the Bank”) and CVB Financial Corp. (“CVB” and with the Bank hereinafter collectively referred to as “the Company”) and Executive is hereby amended, effective July 17, 2019, as set forth below.

A.        Term of Employment. In order to reflect the shortened term of the Employment Agreement as a result of Executive’s scheduled retirement on March 15, 2020, Section A.1 of the Employment Agreement is amended (i) to delete the phrases “of three (3) years,” and “three (3) year” and (ii) to delete and replace the phrase “continuing through the third anniversary of the Effective Date” with “continuing through and including March 15, 2020”.

B.        Vesting of RSUs. In order to reflect accelerated vesting of the second tranche of RSUs, based upon Executive’s employment to and including the scheduled retirement date of March 15, 2020, and cancelation of the third tranche of RSUs, Subsection (a) of Section C.4 of the Employment Agreement is amended to read as follows (and the Notice of Grant and Restricted Stock Unit Agreement (Time Vesting) pertaining to the RSUs referenced in Section C.4 of the Employment Agreement shall be amended accordingly):

(a)        On the Effective Date, CVB granted to Executive restricted stock units (“RSUs”) pursuant to the CVB Financial Corp. 2018 Equity Incentive Plan pertaining to one hundred five thousand (105,000) shares of CVB Financial Corp. common stock. Such RSUs are modified to apply to only sixty thousand (60,000) shares of such common stock, which RSUs will time vest in accordance with the following revised schedule, subject to Section C.4(b) below:

(i)         RSUs pertaining to 15,000 shares will vest on September 12, 2019; and

(ii)        RSUs pertaining to an additional 45,000 shares will vest on March 15, 2020; provided that as a condition to Executive receiving the vesting of the RSUs pertaining to such shares, Executive must execute and deliver (and not revoke) a general release to the Company on his last day of employment or as soon thereafter as is reasonably practicable, substantially in the form attached hereto as Exhibit A-1.

C.        Vesting of PRSUs. In order to reflect accelerated vesting of the second tranche of PRSUs, at the target number of shares without performance requirements, but rather based upon Executive’s employment to and including the scheduled retirement date of March 15, 2020, and cancelation of the third tranche of PRSUs, Subsections (a), (c) and (d) of Section C.5 of the Employment Agreement are amended to read as follows and Subsections (f) and (g) of Section C.5 of the Employment Agreement are hereby deleted (and the Notice of Grant and Restricted Stock Unit Agreement (Performance Vesting) pertaining to the PRSUs referenced in Section C.5 of the Employment Agreement shall be amended accordingly); Subsections (b), (e), (h) and (i) of Section C.5 of the Employment Agreement remain unchanged:

(a)        On the Effective Date, CVB granted to Executive performance-based restricted stock units (“PRSUs”) pursuant to the CVB Financial Corp. 2018 Equity Incentive Plan pertaining to a target number of one hundred five thousand (105,000) shares of CVB Financial Corp. common stock. Such PRSUs are modified to apply to a target number of only sixty thousand (60,000) shares of such common stock, which PRSUs will vest in the revised installments described below, subject to Section C.5(h) below:

(i)        the first installment of a target number of 15,000 shares is based upon the financial performance of the Company relative to the financial performance of the Index Banks (as defined below) during the 2019 Performance Period (as defined below); and

(ii)        the second installment is revised to be time-based vesting only pertaining to 45,000 shares that will vest on March 15, 2020; provided that as a condition to Executive receiving the vesting of the PRSUs pertaining to such shares, Executive must execute and deliver (and not revoke) a general release to the Company on his last day of employment or as soon thereafter as is reasonably practicable, substantially in the form attached hereto as Exhibit A-1.

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(c)        Relative ROE Target Performance. If Average Relative ROE is at 50th percentile performance for the 2019 Performance Period, PRSUs will be earned and vest for the target number of 7,500 shares on September 12, 2019.

(d)        Relative ROA Target Performance. If Average Relative ROA is at 50th percentile performance for the 2019 Performance Period, PRSUs will be earned and vest for the target number of 7,500 shares on September 12, 2019.

Except as expressly set forth in this Amendment, the Employment Agreement remains in full force and effect.

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IN WITNESS WHEREOF, the Bank and CVB have caused this Amendment to the Employment Agreement, to be executed by a duly authorized officer or representative, and Executive has executed this Amendment, on and to be effective as of July 17, 2019.

Dated: July 17, 2019	CITIZENS BUSINESS BANK

	By:	/s/ Raymond V. O’Brien III
Name: Raymond V. O’Brien III
Title: Chairman of Board of Directors

Dated: July 17, 2019	CVB FINANCIAL CORP.

	By:	/s/ Raymond V. O’Brien III
Name: Raymond V. O’Brien III
Title: Chairman of Board of Directors

EXECUTIVE

Dated: July 17, 2019	/s/ Christopher D. Myers
CHRISTOPHER D. MYERS

EXHIBIT A-1

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the “Agreement”) is entered into by and between Christopher D. Myers (hereinafter “Myers”), on the one hand, and CVB Financial Corp. and Citizens Business Bank (hereinafter collectively, the “Company”), on the other hand, as required by Sections C.4 and C.5 of the Employment Agreement dated September 12, 2018, as amended July 17, 2019, by and among the Company and Myers (the “Employment Agreement”).

1.    Termination of Employment. Effective                     , Myers’ employment with the Company shall end and Myers will no longer be employed by the Company in any capacity.

2.    Consideration. The Company agrees to provide Myers with the vesting of RSUs and PRSUs as described in the amendment to the Employment Agreement (the “Consideration”) in exchange for Myers’ execution of this Agreement and his full and complete compliance with the Employment Agreement. Myers understands and agrees that the Consideration provided to Myers under the terms of this Agreement is in addition to anything of value to which Myers is otherwise entitled and that Myers would not receive the Consideration except for Myers’ agreement to sign this Agreement and to fulfill the promises set forth herein.

3.    Warranty. Myers acknowledges that, other than the Consideration, he has received all wages, compensation and other benefits due him as a result of his employment with and separation from the Company.

4.    Release of Known and Unknown Claims. In exchange for the agreements contained in this Agreement, Myers agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as the Company’s and any affiliated, related, parent and subsidiary corporation’s respective attorneys, agents, representatives, partners, joint venturers, successors, assigns, insurers, owners, employees, officers, and directors, past and present (hereinafter the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to his employment with, or separation from the Company on or before the date of the execution of this Agreement.

This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; retaliation, discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, the Family and Medical

Leave Act, or Section 1981 of Title 42 of the United States Code; violation of COBRA; violation of any safety and health laws, statutes or regulations; violation of ERISA; violation of the Internal Revenue Code; or any other wrongful conduct, based upon events occurring prior to the date of execution of this Agreement.

Myers further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

This release of claims does not include any claim which cannot be waived by private agreement. Nothing in this release of claims shall be construed as prohibiting Myers from making a future claim with the Equal Employment Opportunity Commission or any similar state agency including, but not limited to the California Department of Fair Employment and Housing, or from cooperating with such agency in any investigation or proceeding; provided, however, that should Myers pursue such an administrative action against the Releasees, or any of them, Myers agrees and acknowledges that, to the extent permitted by law, he will not seek, nor shall he be entitled to recover, any monetary damages from any such proceeding. In addition, this Agreement does not apply to any claims for unemployment compensation benefits, workers compensation benefits, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), claims with regard to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA) or claims for indemnification as described in Paragraph G.5. of the Employment Agreement, which is incorporated herein as though set forth in full.

5.    Knowing and Voluntary. Myers represents and agrees that he is entering into this Agreement knowingly and voluntarily. Myers affirms that no promise or inducement was made to cause him to enter into this Agreement, other than the Consideration promised to Myers in this Agreement. Myers further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement.

6.    Knowing and Voluntary Waiver of Age Discrimination Claim. Myers expressly acknowledges:

●          that he has been provided 21 days to consider this Agreement,

●          that he was informed to consult with counsel regarding this Agreement;

●          that he has had the opportunity to consult with counsel;

●          that to the extent Myers has taken fewer than 21 days to consider this Agreement, Myers acknowledges that he has had sufficient time to consider the Agreement and to consult with counsel and that he does not desire additional time;

●          that he was informed that the Agreement is revocable by Myers for a period of seven (7) calendar days following his execution of this Agreement;

●          that any revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company (attn: Human Resources, 701 North Haven Avenue, Ontario, CA 91764) prior to the eighth calendar day following the execution of this Agreement;

●          that Myers understands that if he revokes this Agreement, he will not receive the Consideration; and

●          that this Agreement becomes effective, enforceable and irrevocable on the eighth calendar day following Myers’ execution of this Agreement provided that Myers does not revoke the Agreement.

7.    Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.

8.    Confidentiality. Myers agrees not to disclose the existence of this Agreement or any of its terms to anyone other than his attorneys, accountants and immediate family members, or where compelled by an order of a court of competent jurisdiction or a subpoena issued under the authority thereof.

9.    Cooperation in Defense of the Company. The terms of Paragraph B.4. of the Employment Agreement are incorporated herein as if set forth in full.

10.    Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

11.    Modification. No amendments to this Agreement will be valid unless written and signed by Myers and an authorized representative of the Company.

12.    Severability. If Myers successfully asserts that any of the provisions set forth in Section 4 or Section 13 of this Agreement is unenforceable, Myers shall repay and/or return any compensation or benefit received for signing it.

13.    Entire Agreement/Integration. This Agreement, any confidentiality, proprietary information, or inventions agreements signed by Myers during his employment with the Company (all of which survive the termination of the employment relationship); Myers’ rights under the stock option agreements entered into pursuant to the CVB Financial Corp. 2018 Equity Incentive Plan, the CVB Financial Corp. Deferred Compensation Plan For Christopher D. Myers (including as amended), any and all Notices of Grant and Restricted Stock Unit Agreements entered into between Myers and the Company (including, as amended, and including, without limitation, all those so entered into in July 2019), and all Vested Benefits (as defined in and pursuant to Section F of the Employment Agreement); and all relevant portions of the Employment Agreement which survive the termination of the employment relationship (Sections G.1-G.13), constitute the entire agreement between Myers and the Company concerning the obligations remaining with respect to Myers’ employment with and the terms of his separation from the Company and the compensation related thereto. All prior discussions and negotiations concerning the matters covered by this Agreement have been and are merged and integrated into, and are superseded by, this Agreement.

14.    Arbitration. Any and all disputes or claims arising out of or in any way related to this Agreement including, without limitation, fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, shall be submitted to final and binding arbitration before an arbitrator as set forth in Paragraph G.13. of the Employment Agreement, which is incorporated herein as thought set forth in full.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

CHRISTOPHER D. MYERS

Date:

CITIZENS BUSINESS BANK

By:	Date:
Its:

CVB FINANCIAL CORP

By:	Date:
Its: